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                                                                  EXHIBIT 12



                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (Amounts in thousands, except ratios)



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

                                                                                      Years Ended September 30,
                                                                   ----------------------------------------------------------
                                                                      1993         1994       1995        1996        1997
                                                                   ---------    ---------   --------   ----------  ----------
Fixed Charges:
         Interest expense...............................             $ 3,917    $ 2,736     $ 8,122    $ 10,772    $ 26,466
         Amortization of debt issuance costs............                  75         91         265         206         320
         Interest capitalized during period.............                  --         --          --          --       1,214
         Portion of rent expenses representative
           of interest..................................             $ 1,216    $ 1,035     $ 1,443    $  2,316    $  2,584
                                                                     -------    -------     -------    --------    --------
         Fixed Charges..................................             $ 5,208    $ 3,862     $ 9,830    $ 13,294    $ 30,584
                                                                     =======    =======     =======    ========    ========
Earnings:
         Pretax income from continuing operations.......             $41,470    $60,978     $67,922    $ 82,469    $ 37,756
         Fixed charges..................................               5,208      3,862       9,830      13,294      30,584
                                                                     -------    -------     -------    --------    --------
         Earnings.......................................             $46,678    $64,840     $77,752    $ 95,763    $ 68,340
                                                                     =======    =======     =======    ========    ========

Ratio of Earnings to Fixed Charges......................                8.96      16.79        7.91        7.20        2.23
                                                                     =======    =======     =======    ========    ========
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